Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the registration of common stock shares for the Bed Bath & Beyond, Inc. 2025 Employment Inducement Equity Incentive Plan, of our report dated February 14, 2023, with respect to the financial statements of Medici Ventures, L.P., included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 14, 2025